UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2013

MFRI, INC.
(exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-18370 (Commission File Number)	36-3922969 (IRS Employer Identification No.)

7720 North Lehigh Avenue, Niles, Illinois 60714
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (847) 966-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Bradley E. Mautner assumed the position of President and Chief Executive Officer of MFRI, Inc. ("Company") effective February 1, 2013, with David Unger remaining Chairman of the Board of Directors and an employee of the Company as Executive Advisor to the Chief Executive Officer of the Company.
On February 13, 2013, the Company determined Mr. Unger's compensation in connection with his continuing service to the Company. Effective as of February 1, 2013 and continuing through January 31, 2015, Mr. Unger will receive $160,650 per year and may earn incentive compensation calculated as a percentage of the Company's consolidated income before income taxes and before corporate profit-based incentive compensation, as further described in the Company's proxy materials for the fiscal year ending January 31, 2012. Mr. Unger will also receive options and/or stock awards at the same price and terms granted to Tier I officers of the Company, provided that such options will vest in two annual installments for any grants made in 2013 and one annual installment for any grants made in 2014. In the event of Mr. Unger's death, options granted in years 2013 and 2014 will vest upon his death and be exercisable for the entire ten year term of such options by his personal representative at any time prior to their expiration. Mr. Unger's outstanding employee stock options will all immediately vest effective as of February 1, 2013, and the terms of each option will be amended to provide for extended exercisability following Mr. Unger's death or termination of service, as described above. The Company will also transfer to Mr. Unger its rights to a portion of the cash value under an insurance policy on his life, which amounted to $119,645 as of January 30, 2013. Mr. Unger will continue to be eligible for all other Company benefits available to employees of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 14, 2013	MFRI, INC. (Registrant) By: /s/ Michael D. Bennett
Michael D. Bennett
Vice President, Secretary and Treasurer